Exhibit (d)(7)

SECOND AMENDMENT TO

NONDISCLOSURE AND STANDSTILL AGREEMENT

This Second Amendment (this “Second Amendment”) to the Nondisclosure and Standstill Agreement, dated as of March 2, 2012, and as amended prior to the date hereof (as amended, the “Agreement”), is entered into by and between P. F. Chang’s China Bistro, Inc., a Delaware corporation (the “Provider”), and Centerbridge Advisors II, LLC (the “Recipient”), is made as of June 1, 2012. For purposes of this Second Amendment, capitalized terms shall have the same meaning as those terms defined in the Agreement, unless otherwise provided.

RECITALS

WHEREAS, Wok Acquisition Corp. and Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Wells Fargo Bank, National Association, WF Investment Holdings, LLC, Wells Fargo Securities, LLC and Barclays Bank PLC (such parties, other than Wok Acquisition Corp., the “Commitment Parties”) have entered into that certain Amended and Restated Commitment Letter, dated as of May 15, 2012 (as the same may be amended, amended and restated or otherwise modified in accordance with the terms thereof, the “Amended and Restated Debt Commitment Letter”) which, in the second paragraph of Section 9 thereof, sets forth permitted uses, confidential treatment and permitted disclosures of the information described therein, including the Evaluation Materials (the “Lender Confidentiality Provisions”);

WHEREAS, the Provider and the Recipient desire to amend the Agreement to amend the definition of “Representatives” included therein and to make the other amendments as further set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged by the parties, the parties hereto agree that the Agreement is amended by this Second Amendment as follows:

1. Amendment of Section 2(d). Section 2(d) of the Agreement is hereby amended and restated in its entirety as follows:

“(d) The term “Representatives” shall mean the directors, officers, employees or partners of a Party who have a need to know Evaluation Material for purposes of evaluating a Possible Transaction. In addition, as to Recipient, the term “Representatives” shall include Recipient’s attorneys, accountants, advisors and consultants and potential debt and equity financing sources.”

2. Amendment of Section 9. Section 9 of the Agreement is hereby amended by adding a new paragraph at the end of Section 9 as follows:

“Each of the parties hereto expressly acknowledges and agrees that notwithstanding anything in this Agreement to the contrary, Section 9 shall be applicable to Recipient’s Representatives only to the extent such Representative is acting on behalf, or at the direction, of Recipient.”

3. Addition of Section 24. Section 24 of the Agreement is hereby added as follows:

“24. Debt Financing Sources. Each of the parties hereto expressly acknowledges and agrees that notwithstanding anything in this Agreement or in any agreement pursuant to which any Representative shall have agreed to be bound by the terms of this Agreement in accordance with Section 3 of this Agreement (the “Joinders”) to the contrary (including, without limitation, Sections 3, 4, 6 and 7 hereof), (a) the Recipient and the Commitment Parties (as defined in the Commitment Letter) may each disclose the Evaluation Materials to Lenders and potential Lenders (as defined in the Debt Commitment Letter) (other than, for the avoidance of doubt, the Commitment Parties), (b) such Lenders and potential Lenders (other than, for the avoidance of doubt, the Commitment Parties) may use and disclose the Evaluation Materials as set forth in Lender Confidentiality Provisions, subject to the terms, conditions, restrictions and limitations set forth therein, (c) without prejudice to each Lender’s and potential Lender’s obligations to deliver and comply with the undertakings required by the Lender Confidentiality Provisions, no potential Lender (other than, for the avoidance of doubt, the Commitment Parties), to the extent deemed to be a Representative as defined herein, shall be required to agree to be bound by this Agreement (or otherwise be required to comply with any requirements, obligations, undertakings, terms, conditions, restrictions or limitations applicable to any Representative set forth in this Agreement or any Joinder) and (d) with respect to Lenders and potential Lenders (and not, for the avoidance of doubt, the Commitment Parties), to the extent of any conflict, the terms of the Lender Confidentiality Provisions shall control over this Agreement and any Joinders, including, without limitation, Section 6 hereof.”

4. Full Force and Effect. Except as amended hereby, the Agreement shall remain in full force and effect.

5. Counterparts. This Second Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf’ format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Second Amendment is hereby executed as of the date set forth below.

P.F. CHANG’S CHINA BISTRO, INC.

ADDRESS FOR NOTICE:

7676 E. Pinnacle Peak Road,

Scottsdale, Arizona 85255

Attn: Richard L. Federico

         Chief Executive Officer

By:		/s/ Richard Federico
	Name:	Richard Federico
	Title:	Chairman and CEO

Date: June 1, 2012

CENTERBRIDGE ADVISORS II, LLC

ADDRESS FOR NOTICE:

375 Park Avenue, 12th Floor

New York, NY 10152

Attention: Legal & Compliance

By:		/s/ Suzanne V. Clark
	Name:	Suzanne V. Clark
	Title:	Authorized Signatory

Date: June 2, 2012

[SIGNATURE PAGE TO SECOND AMENDMENT TO NONDISCLOSURE AND STANDSTILL AGREEMENT]